Exhibit 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
IRIS International, Inc.
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL REPORTS RECORD FIRST QUARTER REVENUE SPURRED BY STRONG IVD INSTRUMENT SALES AND RECORD CONSUMABLES AND SERVICE REVENUE

CHATSWORTH, Calif., May 3, 2010 – IRIS International, Inc. (NASDAQ: IRIS), reflecting continued improved instruments sales and record sales of consumables and service, today announced revenue of $26.0 million for the first quarter ended March 31, 2010, a 20% increase from revenue of $21.6 million in the prior year first quarter. Net income in the 2010 first quarter of $1.04 million, or $0.06 per diluted share, compares with net income of $1.4 million, or $0.08 per diluted share, in the year ago period, reflecting a 20% increase in operating expenses, including a 31% increase in R&D expense. Diluted weighted average shares outstanding for the three months ended March 31, 2010 and 2009, were 18.2 million and 17.8 million, respectively.

“We are pleased to report record first quarter revenue bolstered by strong IVD instrument sales, including 115 iQ®200™ analyzers sold, the second best number of units for any first quarter, historically a seasonally slow period, as well as record consumables and service revenue,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International. “The continued strength in instrument sales in the first quarter following a strong fourth quarter performance, reinforces our confidence in an improving global capital equipment spending environment, and provides optimism for a gradual improvement of our core urinalysis business and a return to growth in 2010, and beyond.”

Following are highlights and more detail about results for the first quarter:

•	Record revenue of $26.0 million in Q1 2010 increased 20% from $21.6 million in Q1 2009.

•	Q1 2010 Diluted EPS of $0.06 versus $0.08 in Q1 2009, including a 20% increase in operating expenses and reflecting a 31% increase in R&D expense.

•	Record IVD consumables and service revenue of $14.4 million in Q1 2010 representing a 15% increase over Q1 2009 and accounting for 55% of consolidated revenue.

•	115 iQ200 analyzers sold in the first quarter with more than 2700 sold to date, compared to prior year Q1 instrument sales of 81 analyzers.

•	Q1 2010 consolidated gross margin of 51% and consumables and service margin of 59%.

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46 iChem®VELOCITY™ chemistry analyzers sold to international markets in Q1, of which 26 were part of an iRICELL® workstation; 247 iChemVELOCITY units shipped since September 2008; U.S. launch of iChemVELOCITY and iRICELL workstation pending U.S. FDA 510(k) clearance; FDA 510(k) re-submission in process with anticipated filing in Q2 2010.

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Submitted a 510(k) application to FDA for the NADiA®ProsVue™ ultra-sensitive prostate specific antigen assay after the successful completion of our pivotal 300-patient retrospective clinical study in April 2010.

•	Strong debt-free balance sheet with cash of $36.5 million at March 31, 2010.

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Consolidated gross margin in the first quarter was 51% compared with 54% in the prior year period, primarily due to a higher proportion of international instruments sales, which carry lower gross profit margins than domestic instruments. First quarter earnings reflect a 31% increase in research and development expenditures to $3.7 million, or 14% of consolidated revenue, against $2.8 million, or 13% of revenue in the same quarter a year ago. Cash at March 31, 2010 amounted to $36.5 million, with no debt.

The IVD business unit sales increased 24% to $22.3 million in the first quarter of 2010, compared with $18.0 million in the year ago period. The IVD business unit sales include approximately $0.5 million in incremental revenue relating to our recent acquisition of our distributors’ businesses in the UK and Germany. IVD instrument sales increased 45% to $7.9 million compared with $5.5 million in the first quarter of 2009 driven by a high number of instruments sales with iQ200 urine microscopy analyzers reaching 115 units and iChem VELOCITY automated urine chemistry analyzers at 47 units for the quarter. IVD instrument revenue represented 30% of consolidated revenue in the first quarter of 2010 versus 25% in the year ago period. IVD consumables and service revenue grew by 15% to a record $14.4 million for the quarter, compared with $12.5 million in the first quarter of 2009. IVD consumables and service revenue represented 55% of total revenue in the first quarter of 2010 versus 58% in the first quarter of 2009. The total number of iQ200 analyzers and iChem VELOCITY sold as of March 31, 2010, increased to 2,715 and 247 units, respectively. Revenue at the Iris Sample Processing Division increased 3% to a record $3.7 million for the first quarter of 2010, compared with revenue of $3.6 million in the first quarter of 2009.

IVD consumables and service gross margin was 59% for the 2010 first quarter, compared with 61% in the year ago period, primarily due to an increase in the proportion of chemistry strip consumables which at this point carry lower profit margins in comparison to other IRIS consumables. The growing base of iChem VELOCITY analyzers continues to increase the pull-through of iChem test strips benefitting the utilization of our strip manufacturing facility in Marburg, Germany, which we expect to reach a level of breakeven this year. The Iris Sample Processing gross margin was 54% for the first quarter of 2010, compared with 49% in the year ago period due to product mix and cost savings relating to the implementation of lean manufacturing practices.

Operating expenses increased 20% to $11.9 million, or 46% of consolidated revenue, in the first quarter of 2010, compared with $9.8 million, or 46% of revenue, in the first quarter of 2009. Marketing and selling expenses of $4.4 million in the first quarter of 2010 increased 14% when compared with marketing and selling expense of $3.9 million in the year ago period, primarily a result of increased personnel due primarily to the commencement of direct sales operations in the UK and Germany in January 2010. General and administrative expenses in the first quarter of 2010 increased 19% to $3.7 million, compared with $3.1 million in the prior year period, primarily due to increased personnel and related benefits in both IT and regulatory affairs. Research and development expense for the first quarter of 2010 was $3.7 million, or 14% of revenue, compared with $2.8 million, or 13% of revenue, in the first quarter of 2009, due to the increased spending related to the development of our 3GEMS™ Hematology platform, the completion of the NADiA ProsVue 510(k) submission and its related retrospective clinical trial, and the on-going clinical studies required for a re-submission of a new 510(k) for the iChem VELOCITY.

“We are pleased to report the submission of the 510(k) application to FDA for our NADiA®ProsVue™ ultra-sensitive prostate specific antigen assay after a successful completion of our pivotal 300-patient retrospective clinical study in April 2010. Our data collection for re-submission of our iChem®VELOCITY™ 510(k) is progressing per plan and we are targeting 510(k) submission with the FDA for the iChem®VELOCITY™ and iRICELL urinalysis workstation in coming weeks. We are hopeful of obtaining FDA 510(k) clearance for both the NADiA ProsVue and the iChem VELOCITY / iRICELL in time for U.S. launch during the second half of 2010,” Mr. García said. “We are also pleased that our 3GEMS next generation morphology platform is progressing per plan. The 3GEMS Hematology feasibility stage is nearing completion and I am pleased to report the signing of a product development agreement with a highly regarded hematology company for the development of one of the major modules of this product platform. We plan to transition our hematology program from the feasibility stage to formal product development late in 2010 while, concurrently, beginning the initial development of the 3GEMS next generation urinalysis platform. As we near the completion of our iChem VELOCITY and ProsVue development programs, we plan on re-focusing our resources into next generation platform development beginning in the second half of 2010,” he added.

The effective tax rate for the first quarter was 34.0%, compared with 32.0% for the first quarter of 2009. The Company’s balance sheet remains strong with cash of $36.5 million and no debt at March 31, 2010.

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Company Outlook

IRIS is reiterating its guidance for 2010, anticipating revenue growth to $100 – $104 million and continued growth in earnings to $0.40 – $0.43 per fully diluted share. Our 2010 guidance does not include any revenue or correlating expenses relating to the commercial initiation of NADiA ProsVue, as we have not yet secured regulatory clearance, but includes an increase in R&D expenses of approximately $2.0 million to support new product initiatives and approximately $2.5 million in incremental expense to fund our new direct sales initiative in the UK and Germany and setting a foundation for future product launches.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 90 days from the date of the broadcast.

About IRIS International, Inc.

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,700 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company is developing molecular diagnostic tests based on its Nucleic Acid Detection Immunoassay, or NADiA®, platform, with applications in oncology and infectious disease. For more information visit www.proiris.com.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,“plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited – in thousands)

	For the three months ended March 31,
	2010	2009
Sales of IVD instruments	$7,889	$5,453
Sales of IVD consumables and service	14,391	12,522
Sales of sample processing instruments and supplies	3,700	3,600

Total revenues	25,980	21,575

Cost of goods – IVD instruments	5,068	3,136
Cost of goods – IVD consumable and service	5,955	4,912
Cost of goods – sample processing instruments and supplies	1,703	1,832

Total cost of goods sold	12,726	9,880

Gross profit	13,254	11,695

Marketing and selling	4,427	3,884
General and administrative	3,737	3,147
Research and development, net	3,688	2,809

Total operating expenses	11,852	9,840

Operating income	1,402	1,855

Other income (expense):
Interest income	237	203
Interest expense	(3)	(4)
Other (expense) income	(57)	(7)

Income before provision for income taxes	1,579	2,047

Provision for income taxes	537	655

Net income	$1,042	$1,392

Basic net income per share	$0.06	$0.08

Diluted net income per share	$0.06	$0.08

Weighted average number of common shares outstanding – basic	17,891	17,609

Weighted average number of common shares outstanding – diluted	18,025	17,800

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